Exhibit 8.1

January 15, 2010

Omega Healthcare Investors, Inc.
200 International Circle
Suite 3500
Hunt Valley, MD 21030

Ladies and Gentlemen:

We have acted as counsel to Omega Healthcare Investors, Inc., a Maryland corporation (the “Company”), in connection with the registration of 2,714,959 shares  common stock (the “Shares”) issued to an affiliate of CapitalSource Inc. on December 22, 2009, pursuant to the Company’s Registration Statement (as amended, the “Registration Statement”) on Form S-3 (File No. 333-____) as filed with the Securities and Exchange Commission.

In rendering our opinion, we have examined and relied on originals or copies certified or otherwise identified to our satisfaction of (i) the Articles of Incorporation, the Articles of Amendment, Articles of Amendment and Restatement, and Articles Supplementary thereto, of the Company and its Subsidiaries, (ii) the Registration Statement, and (iii) such other documents, certificates, and records as we have deemed necessary or appropriate.  We also have relied upon factual statements and representations made to us by representatives of the Company and others that are set forth in a certificate executed and provided to us by the Company (the “Officer’s Certificate”).  With respect to the ownership of stock of the Company for certain periods prior to March 8, 2004, we also have relied on a letter from Explorer Holdings, L.P., regarding the ownership of stock of the Company by Explorer Holdings, L.P., Explorer Holdings Level II, L.P., and Hampstead Investment Partners III, L.P. (the “Representation Letter”).  For purposes of this opinion, we have assumed the validity and accuracy of the documents, certificates and records set forth above, and that the statements and representations made therein are and will remain true and complete.  We also have assumed that the Registration Statement and such other documents, certificates and records and that the statements as to factual matters contained in the Registration Statement are true, correct and complete and will continue to be true, correct and complete through the completion of the transactions contemplated therein.  For purposes of this Opinion, we have not, however,  assumed the correctness of any statement to the effect that the Company qualifies as a REIT.

Omega Healthcare Investors, Inc.
January 15, 2010

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photo copies, and the authenticity of the originals of such copies.  In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party (other than the Company) has, or will have, the power, corporate or other, to enter into and perform all obligations thereunder and we have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties and the validity and binding effect thereof on such parties.  All of the documents we have reviewed will be complied with without waiver.  Finally, in connection with the opinions rendered below, we have assumed that during its taxable year ending December 31, 1992 and in each subsequent taxable year to present, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in the Officer’s Certificate true for each such years, as of the date hereof, and any representation made as a belief, made “to the knowledge of,” or made in a similarly qualified manner is true, correct, and complete, as of the date hereof, without such qualification..

In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all in effect as of the date hereof.  It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect).  A change in the authorities or the accuracy or completeness of any of the information, documents, certificates, records, statements, representations, covenants, or assumptions on which our opinion is based could affect our conclusions.

Based on the foregoing, in reliance thereon and subject thereto and to the limitations stated below, it is our opinion that:

(a)           From and including the Company’s taxable year December 31, 1992, the Company was and is organized in conformity with the requirements for, its actual method of operation through the date hereof has permitted, and its proposed methods of operations as described in the Registration Statement will permit the Company to meet the requirements for, qualification and taxation as a real estate investment trust (“REIT”) under the Code, and the Company will continue to meet such requirements after consummation of the contemplated transactions and the application of the proceeds, if any, from the public offering of Common Stock by the Company as described in the Registration Statement.

Omega Healthcare Investors, Inc.
January 15, 2010

(b)           The discussion in the Registration Statement under the heading “CERTAIN FEDERAL INCOME TAX CONSIDERATIONS” fairly and accurately summarizes the federal income tax considerations that are likely to be material to a holder of the Company’s securities.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the offerings discussed in the Registration Statement or of any transaction related thereto or contemplated thereby.  This opinion is expressed as of the date hereof, and we are under no obligation to advise you of, supplement, or revise our opinion to reflect, any changes (including changes that have retroactive effect) in applicable law or any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

Yours truly,

BRYAN CAVE LLP